Exhibit 11

          Statement of computation of earnings per share.
     194

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.
December 31,                            1998           1997           1996


Basic EPS Computation
   Numerator:
     Net income                 $ 20,350,921   $ 18,010,107   $ 14,015,430

   Denominator:
     Average common shares
       outstanding                18,957,449     19,255,188     19,900,974

   Basic EPS                    $       1.07   $       0.94   $       0.70

Diluted EPS Computation
   Numerator:
     Net income                 $ 20,350,921   $ 18,010,107   $ 14,015,430

   Denominator:
     Average common shares
       outstanding                18,957,449     19,255,188     19,900,974
     Average stock options           389,555        312,303        176,873
     Average long-term stock
       compensation plan                 ---        154,169        215,082
                                  19,347,004     19,721,660     20,292,929

   Diluted EPS                  $       1.05   $       0.91   $       0.69

Note: Amounts are restated for the 2-for-1 stock split effective February 1998 and the 10 percent common stock dividends effective in 1998 and 1997.

     195